Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-261048 on Form S-4 of Creative Realities, Inc. of our report dated March 9, 2021, relating to the financial statements of Creative Realities, Inc. We also consent to the reference to us under the heading "Experts" in such joint proxy statement/prospectus.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

January 4, 2022